Exhibit 10.1
EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 1, 2019 (the “Effective Date”), by and between Finjan Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Jevan Anderson (“Employee”).

W I T N E S S E T H:

WHEREAS, Company wishes to employ Employee, and Employee wishes to accept such employment, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed as follows:

1.	Services.
Effective as of June 3, 2019 (the “Start Date”), Company hereby employs Employee, and Employee hereby accepts such employment, as Chief Financial Officer for the Company reporting to the Company’s Chief Executive Officer (the “CEO”). Employee shall have the general duties as requested by the CEO in the CEO’s discretion. Employee will perform his duties in a manner consistent with applicable regulatory requirements and sound business practices.  Employee represents, warrants and covenants that, during the Term, Employee (a) has and shall maintain all registrations and memberships necessary for Employee to perform his duties to the Company, if any, and (b) has not been (and currently is not) statutorily disqualified under any federal or state securities law or the regulations thereunder or the subject of (x) any disciplinary or enforcement action, suit, claim, complaint, investigation, inquiry or proceeding by any governmental, regulatory or self-regulatory authority or (y) any action, suit, claim, complaint, investigation, inquiry or proceeding by any person (including any governmental, regulatory or self-regulatory authority) alleging fraud, misappropriation or dishonesty or barring or suspending Employee’s right to be associated with a broker, investment adviser, commodity pool operator or commodity trading advisor.

During the Term, Employee shall perform his duties faithfully and shall devote his full business time, attention and energies to businesses of the Company, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Company; provided, however, that Employee shall be permitted to engage in charitable, educational or other community activities, and, with the written consent of the Board, for profit board role(s), so long as such activities and role(s) do not result in a conflict of interest and do not, individually or in the aggregate, interfere in any material respect with Employee’s duties hereunder as determined by the Board (in which case Employee agrees to cease such activities or roles).

EXECUTION VERSION

2.	Term.
The term of this Agreement will begin on the Start Date and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 7 of this Agreement; provided, that on such third anniversary of the Start Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date. The period during which Employee is employed by the Company hereunder is referred to as the “Term.”

3.	Compensation.

(a)
Base Salary. During the Term, the Company shall pay to Employee an annual base salary equal to $350,000 per annum for 2019, and, for subsequent years, as determined by the Board upon the recommendation of the Compensation Committee (the “Committee”) thereof (“Base Salary”). Base Salary may be adjusted from time to time in accordance with Employee’s annual performance review. Base Salary shall be subject to all required withholdings of taxes and other applicable amounts, which payments will be paid to Employee in accordance with the Company’s regular payroll practices.

(b)
Equity.  The Company and the Employee acknowledge that the Company will recommend to the Board, upon recommendation of the Committee, that the Employee be granted 290,000 restricted stock units (“RSUs”). The grant date (“Grant Date”) to be established upon approval from the Compensation Committee with the individual share price determined at the most recent market closing price. Vesting for this equity grant will occur over 3 years with one-third vesting on the first anniversary of the Employee Start Date. Additional vesting will occur at a rate of 8.3333% every three calendar months (i.e. quarterly) thereafter until the grant is fully vested. All other terms and conditions shall be set out in the Amended and Restated 2014 Incentive Compensation Plan, as may be amended, as well as the Employee’s award agreement (“Award Agreement”) specifically defining the equity grant.

(c)
Bonus.  During the Term, Employee shall be eligible to receive a bonus (the “Bonus”) based on the achievement of certain financial and strategic objectives and performance goals, as determined by the Board’s Compensation Committee from time to time.  Payments of a Bonus will be determined by the Compensation Committee and recommended to the Board. Except as provided in Section 7 of this Agreement, Employee must remain employed by the Company and be in good standing as of the date of any Bonus payment for any right to receive such payment.

EXECUTION VERSION

(d)
Sign-on Bonus. The Company will pay to Employee a sign-on bonus equal to $100,000 (the “Sign-on Bonus”). The Sign-on Bonus will be paid [e.g., on the first payroll date following the Start Date] but is conditioned on Employee remaining employed by the Company for one full year. If Employee’s employment is terminated by Employee without Good Reason or by the Company for Cause before the one year anniversary of the Start Date, Employee will be required to repay the Sign-on Bonus on the termination date.

(e)
Withholding.  All payments made by Company to Employee shall be subject to withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction.  In connection therewith, Company shall have the right to withhold and deduct applicable federal, state, or local income or other taxes from any payment, in whatever form, made to Employee.

(f)
Long-Term Incentive Compensation.  During the Term, Employee will continue to be eligible to participate in the Company’s 2014 Incentive Compensation Plan or any such successor plan that may be in effect from time to time in accordance with its terms then in effect.

4.	Benefits.
Employee shall be eligible to receive benefits comparable to those provided to other similarly-titled employees of the Company during the Term, subject to the provisions of the applicable plan documents. Nothing stated herein shall require the Company to establish or thereafter maintain any benefit plan.

5.	Time Off.
Employee shall be entitled to paid vacation or other personal time per calendar year, in accordance with the Company’s policies and procedures, provided that Employee shall be entitled to at least 15 days of paid vacation per annum, in addition to Company-designated holidays.

6.	Expenses.
The Company shall reimburse Employee for travel and other business expenses reasonably incurred by Employee, subject to the submission by Employee of receipts or other appropriate documentation as required by the Company.

7.	Termination of Employment.

(a)	Termination without Cause, Company Non-Renewal, or Termination for Good Reason. Subject to the terms and conditions of this Section 7, if Employee’s

EXECUTION VERSION

employment is terminated during the Term by the Company without Cause (other than due to death or Disability) or by Employee with Good Reason, or the Company’s non-renewal of this Agreement (pursuant to Section 2), subject to the satisfaction of the Release Condition, Employee shall be entitled to the following: (i) continued payment of Base Salary (as in effect immediately prior to the date of termination and prior to any reduction pursuant to Section 7(a)(3)(A)) for the nine (9) month period following Employee’s termination date (the “Severance Period”), payable in the same manner and in the same installments as previously paid; (ii) substantially equal installment payments for the Severance Period (payable at the same time as the payments under 7(a)(i) are made), equal to the average quarterly Bonus paid or payable (if earned but not paid) to Employee under the Executive Incentive Compensation Plans for the immediately preceding 12 fiscal quarters dating back to no earlier than the first fiscal quarter of 2017 (or such fewer number of fiscal quarters dating back to such time) (“Average Quarterly Comp Bonus”); (iii) the Bonus for the quarter in which the termination of employment occurs, payable at the same time as other bonuses are paid by the Company; (iv) extension of any exercisability for any nonqualified stock options until the earlier of the expiration of the applicable option term or 12 months; and (v) if Employee timely and properly elects health continuation coverage under COBRA, the Company shall pay for or reimburse Employee’s COBRA premiums until the earliest of: (A) the end of the Severance Period, (B) the date Employee is no longer eligible to receive COBRA continuation coverage, and (C) the date on which Employee receives substantially similar coverage from another employer or other source (the “Continuation Coverage Benefit”). The payments and benefits described under this Section 7(a)(i)-(v) are collectively referred to as the “Termination Benefits.”

1.
"Release Condition" means Employee’s execution and nonrevocation of a separation agreement and release, in a form provided to, and reasonably agreeable to, Employee by the Company, within sixty (60) days following the date of termination. In the event that any review period for such separation agreement and release spans two calendar years, such separation agreement and release will be deemed effective (subject to it being executed and not revoked) in the latter of the two calendar years and Employee will not be permitted to choose the effective date of any such separation agreement and release, except as would not result in a violation of Code Section 409A. Any payments due and payable prior to the satisfaction of the Release Condition will be accumulated and paid upon the first payroll following satisfaction of the Release Condition. Notwithstanding anything to the contrary in this Agreement, the Continuation Coverage Benefit shall be limited as necessary, to the extent that Employee’s participation in one or more of the Company’s or its affiliates’ welfare plans, or the Company’s contribution in respect thereof, would result in adverse tax or other consequences to the Company

EXECUTION VERSION

or any affiliates under Section 4980D of the Code, such other Code section, or other applicable law, including, without limitation, Employee Retirement Income Security Act of 1974, as amended, then the parties hereto agree to enter into an alternative arrangement providing for the benefits or comparable coverage as Employee is entitled under this Agreement to receive, in an economically neutral manner, which does not cause the imposition of such taxes or adverse consequences; provided, that, if the Company’s accountants reasonably determine in good faith that no alternative arrangement is feasible, then Employee shall forfeit the right to such participation and/or contribution without consideration therefor.

2.
“Cause” means: (A) Employee's substantial failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) Employee's failure to comply with any valid and legal written directive of the CEO or the Board; (C) Employee's material violation of a material policy of the Company; (D) Employee's engagement in dishonesty, illegal conduct, or gross misconduct, which is or could reasonably be expected to be, in each case, materially injurious to the Company or its affiliates; (E) Employee's embezzlement, misappropriation, or fraud, whether or not related to Employee's employment with the Company; (F) Employee's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Employee's ability to perform services for the Company or results in harm to the Company or its affiliates; (G) Employee's willful unauthorized disclosure of Confidential Information (defined below) resulting or which could reasonably be expected to result in material harm to the Company; (H) Employee's material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; or (I) any material failure by Employee to comply with the Company's written policies or rules, as they may be in effect from time to time during the Term. Except for (D)-(G) above, Employee will have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of fifteen (15) days, the Company may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee's employment without notice and with immediate effect.

3.	“Good Reason” means the occurrence of any of the following, in each case during the Term without Employee's written consent: (A) a material reduction

EXECUTION VERSION

in Employee's Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions); (B) a relocation of Employee's principal place of employment by more than 50 miles; (C) the Company’s failure to pay amounts under this Agreement when due; (D) a material, adverse change in Employee's authority, duties, or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law). Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If Employee does not terminate his employment for Good Reason within 130 days after the first occurrence of the applicable grounds, then Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(b)
Termination due to Death or Disability. Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Term, and the Company may terminate Employee’s employment on account of Employee’s Disability. If Employee’s employment is terminated during the Term on account of Employee’s death or Company-initiated termination due to Disability, Employee (or Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Termination Benefits, subject to nonduplication under any Company disability program that Employee receives benefits. For purposes of this Agreement, “Disability” shall mean Employee is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Employee’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event that the Company temporarily replaces Employee, or transfers Employee’s duties or responsibilities to another individual on account of Employee’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Employee’s employment shall not be deemed terminated by the Company and Employee shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of Employee’s Disability as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability

EXECUTION VERSION

made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.

(c)	Change in Control Termination.

1.
Change in Control Approved by Incumbent Directors. In the event of a Change in Control approved by a majority of Incumbent Directors, provided that Employee’s employment is terminated by the Company without Cause (or is terminated due to death or Disability) or by Employee with Good Reason, or the Company’s non-renewal of this Agreement (pursuant to Section 2), on or within ninety (90) days following such Change in Control, then Employee shall, subject to the Release Condition, be entitled to receive: (A) the Termination Benefits; and (B) 100% accelerated vesting with respect to Employee’s then outstanding, unvested equity awards.

2.
Change in Control Not Approved by Incumbent Directors. In the event of a Change in Control not approved by Incumbent Directors, and Employee’s employment is terminated by the Employee or the Company for any or no reason on or within ninety (90) days following such Change in Control, then Employee shall, subject to the Release Condition, be entitled to receive: (A) the Termination Benefits; (B) 100% accelerated vesting with respect to Employee’s then outstanding, unvested equity awards; and (C) an additional amount, payable in a single lump sum payment within 30 days following termination of employment, equal to eight times the Average Quarterly Comp Bonus or such greater amount that when combined with the Average Quarterly Comp Bonus payable pursuant to clause (A) above equals twelve times the Average Quarterly Comp Bonus.

3.
Change in Control. For purposes of this Agreement, “Change in Control” means any of the following events: (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more

EXECUTION VERSION

of the total voting power represented by the Company’s then outstanding voting securities; provided, that such calculation shall be measured based on an initial measurement date of December 31, 2017, with any “person” not reflected as of such date pursuant to public filings as having at least five percent (5%) beneficial ownership of the Company being deemed to have no beneficial ownership of the Company; or (iv) a change in the composition of the Board (with an initial measurement date of December 31, 2017), as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of December 31, 2017, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(d)
Other Termination. If the Employment Period is terminated (i) by the Company for Cause at any time or (ii) by Employee other than for Good Reason (except under Section 7(c)(2)), Employee shall be entitled to only his Accrued Amounts and the Company’s obligation to make any other payments or provide any other benefits under this Agreement shall cease as of the date of termination.

(e)
Other Benefits. Except (i) as required by law, (ii) as specifically provided in this Section 7, (iii) for the payment of earned but unpaid Base Salary through the date of termination or vested employee benefits under Company benefit plans (other than severance plans), and (iv) the payment of any incurred but unreimbursed business expenses ((i)-(iv) are collectively referred to as “Accrued Amounts”), the Company’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the date of termination.

(f)	No Mitigation. Amounts and benefits payable under this Section 7 shall not be subject to mitigation, other than with respect to the Continuation Coverage Benefit.

8.	Confidential Information.

(a)
Employee acknowledges that, during the term of Employee’s employment with the Company, Employee will have access to unpublished and otherwise confidential information (“Confidential Information”), both of a technical and non-technical nature, relating to the business of the Company its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof.  Confidential Information includes, but is not limited to, the Company’s business plans (both current and under development), data, investor and client list and contact information, promotional and marketing programs and strategies,

EXECUTION VERSION

research or development, information pertaining to trading, processes, codes, system designs, system specifications, techniques, computer programs, applications developed by or for Company, projections, financial information, costs, revenues, profits, investments, analysis, potential investors and clients, personal information concerning employees of the Company, business methods and models, trade secrets, databases, simulation software, trading systems, mathematical models and programs, algorithms, numerical techniques, procedural guidelines, knowledge of the Company’s facilities, supervisory and risk control techniques and procedures, fee and compensation structures, or other confidential, secret or proprietary information and any other Confidential Information relating to the business affairs of Company or its clients.  However, Confidential Information does not include any information that is generally known to the public or the financial services industry, other than as a result of Employee’s unauthorized disclosure.

(b)
During the Term or at any time thereafter, Employee covenants and agrees that Employee will not use for Employee’s personal benefit or for the benefit of any third party, nor will Employee disclose any Confidential Information unless authorized to do so by the Company in writing, except that Employee may disclose and use such Confidential Information when necessary in the performance of Employee’s duties hereunder, or as required to be disclosed by order of a proper legal authority.

(c)
Upon termination of his employment with the Company for any reason, Employee covenants and agrees that Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of Company, including all materials pertaining to Confidential Information, whether developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature and whether on hard copy, tape, disk or any other format, which are in Employee’s possession, custody or control.

(d)
Nothing in this Agreement or any other arrangement with the Company shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder. Employee will not need the prior authorization of the Board to make any such reports or disclosures, and Employee will not be required to notify the Company that Employee has made such reports or disclosures; provided that no such reports or disclosures shall waive any attorney-client or similar privilege of the Company or its affiliates. Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information (including trade secrets) that is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and

EXECUTION VERSION

solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose Confidential Information (including trade secrets) to Employee’s attorney and use the Confidential Information (including trade secrets) in the court proceeding if Employee (x) files any document containing the Confidential Information under seal and (y) does not disclose the Confidential Information, except pursuant to court order.

9.	Non-Competition; Non-Solicitation of Employees; Non-Interference with Business Relationships.

(a)
During the Term, Employee shall not render any services to or engage in any activity on behalf of any Competitive Enterprise, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise; provided, that passive ownership of less than 5% of the equity securities of a Competitive Enterprise (including all such securities beneficially owned, directly or indirectly, by affiliates of Employee or any person with whom Employee may be deemed to have formed a “group” for purposes of Rule 13d-1 under the Exchange Act) shall not be treated as a breach of this Section 9(a). A “Competitive Enterprise” shall mean any entity, person, partnership, corporation or otherwise which engages as its principal business in network security, intellectual property rights or patent litigation or licensing.

(b)
During the Term, and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, either for himself or any other person or entity, (i) induce or attempt to induce any employee of Company to leave the employ of Company or (ii) in any way interfere with the relationship between Company and any employee of Company. During the Term, Employee will not, directly or indirectly, either for himself or any other person or entity, induce or attempt to induce any customer, client, supplier or licensee of Company to cease doing business with Company, or in any way interfere with the relationship between Company and any customer, client, supplier or licensee of Company.

10.	Mutual Non-Disparagement.
Employee agrees that he will not, at any time after the date hereof, disparage Company (including any of its shareholders or affiliates or its or their respective directors, officers, employees, or agents) or the business of Company. The Company agrees that it shall instruct its executive officers and its Board members to refrain from disparaging the Employee. Notwithstanding the foregoing, nothing in this Section 10 shall be construed to prevent any party hereto from testifying truthfully before any court, tribunal or other legal proceeding or from responding truthfully as to

EXECUTION VERSION

factual matters or queries initiated by third parties. Employee further agrees that, Employee will comply fully with any and all media and technology (including any e-mail, internet and social media) policies as in effect from time to time, including with respect to any period following the date of termination, to the extent applicable, and any lawful Board directives regarding public statements regarding the Company, any affiliates, or their respective personnel, related persons, investors or affiliates. For avoidance of doubt, nothing in this Section 10 shall be construed in a manner that would violate any law, including the protections outlined in Section 8(d).

11.	Remedies.
Any breach or threatened breach of paragraphs 8 through 10 of this Agreement will irreparably injure Company, and money damages will not be an adequate remedy.  Therefore, Company may seek to obtain and enforce an injunction, to the extent allowed by applicable law, prohibiting Employee from violating or threatening to violate these provisions.  This is not Company’s only remedy, it is in addition to any other remedy available and is without prejudice to Company’s right to seek additional remedies, where applicable.

12.	[Intentionally omitted]

13.	Representations.
     Employee hereby represents and warrants to the Company as follows:  (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement, including, but not limited to, confidential information agreement, non-competition agreement, non-solicitation agreement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; or, if Employee is a party to any such instrument, agreement, document or arrangement, it has fully disclosed same to the Company.  Employee further represents and warrants that Employee has not improperly removed, copied, reproduced or maintained (in paper or electronic form) any confidential or proprietary information of any prior employer.

14.	Section 409A Compliance.
     If any provision of this Agreement fails to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations or Treasury guidance promulgated thereunder, or would result in Employee’s recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, the Company reserves the right to reform such provisions provided that the Company shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.  To the

EXECUTION VERSION

extent any payment of “non-qualified deferred compensation” subject to Section 409A of the Code becomes due to Employee hereunder at the time of his termination of employment (or terms of similar effect), such amount shall only be paid to Employee to the extent such termination also constitutes his “separation from service” (as defined in Treasury Regulations § 1.409A-1(h)) with the Company.  Notwithstanding anything in this Agreement to the contrary, in the event that Employee is a “specified employee” (within the meaning of Treasury Regulations § 1.409A-1(i)), then, to the extent necessary to avoid penalties under Section 409A, no payment of any amount that constitutes “non-qualified deferred compensation” subject to Section 409A of the Code shall be made to Employee in connection with his “separation from service” (as defined in Treasury Regulations §1.409A-1(h)) with the Company prior to the earlier of (a) the date of Employee’s death, and (b) the first day of the seventh month following the date of such separation from service. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been paid in a single sum or in installments) shall be paid or reimbursed to Employee in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

15.	Section 280G.
If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, the Company will perform a calculation by comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum

EXECUTION VERSION

extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 15 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

All calculations and determinations under this Section 15 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), which calculations and determinations shall be subject to the reasonable good faith review of and consideration by the Employee (and, at Employee’s cost, Employee’s counsel), and Tax Counsel’s determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 15, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 15. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

16.	Miscellaneous.

(a)
Arbitration.  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in San Mateo County or Santa Clara County, State of California conducted in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The costs and expenses of the arbitrator shall be shared equally between the Company and Employee.

(b)
Transfer and Assignment.  This Agreement is personal as to Employee and shall not be assigned or transferred by Employee.  This Agreement may be assigned by the Company to any entity which is a successor in interest or operator of the Company’s business.

(c)
Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to law.  Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

(d)	Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of California, without reference to its choice of law rules.

EXECUTION VERSION

(e)
Company Policies.  Employee as a condition of his employment shall be subject to all generally applicable policies of the Company, including, but not limited any employee handbook, insider trading policy, disclosure policy or code of ethics instituted by the Company prior to or during the Term.

(f)	Counterparts. This Agreement may be executed in counterparts and all documents so executed shall constitute one agreement, binding on all the parties hereto.

(g)
Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, arrangements, or understandings with respect thereto, specifically including, but not limited to, the Prior Agreement.   No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein and no party shall be bound or be liable for any alleged representation, promise, inducement, or statement not so set forth herein.  Finjan, Inc. shall be deemed a third party beneficiary of this Section 16(g) and the Company shall cause Finjan, Inc. to execute such additional documents and take such further action as may be necessary to give effect to the provisions of this Section 16(g).

(h)
Indemnification.  Subject to applicable law, Employee will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. Any such indemnification right shall survive termination of this Agreement.

(i)
Modification.  This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties and conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, cancellation, or waiver.

(j)
Waiver.  Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party.  The waiver by either party of a breach by the other party of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

EXECUTION VERSION

(k)	Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

(l)	Notices. Any notices required under this Agreement or during the Term shall be sent to Employee at the last address on file and to Company at the address set forth below (or as otherwise updated):
Finjan Holdings, Inc.
2000 University Avenue, Suite 600
East Palo Alto, California 94303
Attn: Executive Management or Board of Directors
[Signature page follows]

EXECUTION VERSION

 IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

FINJAN HOLDINGS, INC. By: /s/ Philip Hartstein Name: Philip Hartstein Title: President & Chief Executive Officer Date: 5/20/19

/s/ Jevan Anderson Jevan Anderson Date: 5/19/19